Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025

SAN DIEGO, CALIFORNIA, November 3, 2025....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the three and nine months ended September 30, 2025. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.
COMPANY HIGHLIGHTS:
For the three months ended September 30, 2025:
•Net income available to common stockholders was $315.8 million, or $0.35 per share
•Adjusted Funds from Operations ("AFFO") was $1.08 per share
•Invested $1.4 billion at an initial weighted average cash yield of 7.7%
•Net Debt to Annualized Pro Forma Adjusted EBITDAre was 5.4x
•Settled 5.6 million shares of outstanding forward sale agreements through our At-The-Market ("ATM") program for gross proceeds of $319.7 million
•ATM forward agreements for a total of 17.7 million shares remain unsettled with total expected net proceeds of approximately $1.0 billion, of which 2.6 million shares were sold in October 2025
•Achieved a rent recapture rate of 103.5% on properties re-leased

Events subsequent to September 30, 2025:
•In October 2025, issued $400.0 million of 3.950% senior unsecured notes due 2029, and $400.0 million of 4.500% senior unsecured notes due 2033

CEO Comments

“Realty Income has built a durable and diversified engine for income, which is illustrated in our third quarter results,” said Sumit Roy, Realty Income's President and Chief Executive Officer. “With expanded access to diverse sources of equity and favorable investment yields across geographies, our platform continues to demonstrate differentiation in the industry. European investments remain a significant portion of our executed volume, with approximately $1.0 billion closed internationally and $380.0 million invested domestically during the quarter. Furthermore, internal portfolio growth remains steady. A 103.5% rent recapture rate on re-leased properties is a testament to Realty Income’s data-driven asset management process and the stability of our well-diversified real estate portfolio.”
“Given the momentum in our business, we are updating our 2025 AFFO per share guidance to $4.25 - $4.27 and our 2025 investment volume guidance to approximately $5.5 billion. As we wrap up 2025 and look forward, flexibility remains a competitive advantage for Realty Income, poised for expansion across location, property type, industry or capital source.”

Select Financial Results
The following summarizes our select financial results (dollars in millions, except per share data):

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Total revenue	$1,470.6	$1,330.9	$4,261.4	$3,930.8
Net income available to common stockholders (1) (2)	$315.8	$261.8	$762.5	$648.3
Net income per share	$0.35	$0.30	$0.84	$0.75
Funds from operations available to common stockholders (FFO) (3)	$981.1	$854.9	$2,874.5	$2,569.7
FFO per share	$1.07	$0.98	$3.18	$2.99
Normalized funds from operations available to common stockholders (Normalized FFO) (3)	$994.4	$863.5	$2,888.4	$2,675.2
Normalized FFO per share	$1.09	$0.99	$3.19	$3.11
Adjusted funds from operations available to common stockholders (AFFO) (3)	$992.0	$915.6	$2,889.2	$2,699.5
AFFO per share	$1.08	$1.05	$3.19	$3.14
(1) The calculation to determine net income available to common stockholders includes provisions for impairment, gain on sales of real estate, and foreign currency gain and loss. These items can vary from quarter to quarter and can significantly impact net income available to common stockholders and period to period comparisons.
(2) Our financial results for the three and nine months ended September 30, 2025 and 2024 were impacted by (i) provisions for impairment of $87.0 million and $346.9 million for the three and nine months ended September 30, 2025, respectively, and $96.9 million and $282.9 million for the corresponding periods in 2024; and (ii) merger, transaction, and other costs, net, of $13.3 million and $14.0 million for the three and nine months ended September 30, 2025, respectively, and $8.6 million and $105.5 million for the corresponding periods in 2024.
(3) FFO, Normalized FFO, and AFFO are non-GAAP financial measures. Normalized FFO is based on FFO and adjusted to exclude merger, transaction, and other costs, net and AFFO further adjusts Normalized FFO for unique revenue and expense items. Please see the Glossary for our definitions and explanations of how we utilize these metrics. Please see pages 10 and 11 herein for reconciliations to the most directly comparable GAAP measure.

Dividend Increases
In September 2025, we announced the 112th consecutive quarterly dividend increase, which is the 132nd increase since our listing on the New York Stock Exchange ("NYSE") in 1994. The annualized dividend amount as of September 30, 2025 was $3.234 per share. The amount of monthly dividends paid per share increased 2.3% to $0.807 in the three months ended September 30, 2025, as compared to $0.789 for the same period in 2024, representing 74.7% of our diluted AFFO per share of $1.08 during the three months ended September 30, 2025.

Real Estate Portfolio Update
As of September 30, 2025, we owned or held interests in 15,542 properties, which were leased to 1,647 clients doing business in 92 industries. Our diversified portfolio of commercial properties under long-term, net lease agreements is actively managed with a weighted average remaining lease term of approximately 8.9 years. Our portfolio of commercial real estate has historically provided dependable rental revenue supporting the payment of monthly dividends. As of September 30, 2025, portfolio occupancy was 98.7% with 204 properties available for lease or sale, as compared to 98.6% as of June 30, 2025, and 98.7% as of September 30, 2024. Our property-level occupancy rates exclude properties with ancillary leases only, such as cell towers and billboards, and properties with possession pending, and include properties owned by unconsolidated joint ventures. Below is a summary of our portfolio activity for the periods indicated below:

Changes in Occupancy

Three months ended September 30, 2025
Properties available for lease as of June 30, 2025	212
Lease expirations (1)	340
Re-leases to same client	(225)
Re-leases to new client	(17)
Vacant dispositions	(106)
Properties available for lease as of September 30, 2025	204

Nine months ended September 30, 2025
Properties available for lease as of December 31, 2024	205
Lease expirations (1)	939
Re-leases to same client	(678)
Re-leases to new client	(43)
Vacant dispositions	(219)
Properties available for lease as of September 30, 2025	204
(1)Includes scheduled and unscheduled expirations (including leases rejected in bankruptcy), as well as future expirations resolved in the periods indicated above.
During the three months ended September 30, 2025, the new annualized base rent on re-leased units was $70.65 million, as compared to the previous annual rent of $68.29 million on the same units, representing a rent recapture rate of 103.5% on the re-leased units. Please see the Glossary for our definition of annualized base rent.
During the nine months ended September 30, 2025, the new annualized base rent on re-leased units was $213.70 million, as compared to the previous annual rent of $206.40 million on the same units, representing a rent recapture rate of 103.5% on the re-leased units.

Investment Summary
The following table summarizes our investments in the U.S. and Europe for the periods indicated below (dollars in millions):

	Three months ended September 30, 2025				Nine months ended September 30, 2025
	Investment	Pro-Rata Share (1)	Weighted Average Term (Years)	Number of Properties	Investment	Pro-Rata Share (1)	Weighted Average Term (Years)	Number of Properties

Acquisitions
U.S. wholly-owned	$200.0	$200.0	12.2	47	$623.2	$623.2	15.3	105
U.S. Private Fund Business	80.1	80.1	16.2	3	80.1	80.1	16.2	3
Europe wholly-owned	550.2	550.2	10.0	15	2,024.0	2,024.0	8.6	46
Total real estate acquisitions(2)	$830.3	$830.3	11.1	65	$2,727.3	$2,727.3	10.3	154
Initial weighted average cash yield(3)		7.1%				7.1%
Real estate properties under development
U.S. wholly-owned	$86.1	$86.1	15.8	44	$213.7	$213.7	16.6	81
Europe wholly-owned	19.3	19.3	15.0	4	32.8	32.8	15.5	7
Non-wholly owned(4)	43.6	42.9	14.0	10	126.1	123.8	11.9	10
Total real estate properties under development(2)	$149.0	$148.3	15.2	58	$372.6	$370.3	14.9	98
Initial weighted average cash yield(3)		7.4%				7.4%
Other investments
U.S. wholly-owned(5)	$—	$—	—	—	$200.9	$200.9	3.8	—
Europe wholly-owned(6)	384.2	384.2	3.9	—	606.5	606.5	4.1	—
Total other investments	$384.2	$384.2	3.9	—	$807.4	$807.4	4.0	—
Initial weighted average cash yield(3)		9.0%				8.9%

Total investments	$1,363.5	$1,362.8	9.2	123	$3,907.3	$3,905.0	9.2	252
Initial weighted average cash yield(3)		7.7%				7.5%

Supplementary Information:
Total U.S. volume		$380.0				$1,141.5
Initial weighted average cash yield(3)		7.0%				7.6%
Total Europe volume		$982.8				$2,763.5
Initial weighted average cash yield(3)		8.0%				7.4%
Investment Grade Clients(7)		27%				26%
(1)Reflects adjustments for our share based on our proportionate economic ownership of our joint ventures. Please see the Glossary for our definition of Pro-Rata Share for more information.
(2)For the three months ended September 30, 2025, our clients occupying the new properties are 78.6% retail and 21.4% industrial property types based on Cash Income. For the nine months ended September 30, 2025, our clients occupying the new properties are 76.8% retail and 23.2% industrial property types based on Cash Income. Please see the Glossary for our definition of Cash Income.
(3)Initial Weighted Average Cash Yield is a supplemental operating measure. Cash Income used in the calculation of Initial Weighted Average Cash Yield for investments for the three and nine months ended September 30, 2025 includes $0.1 million and $3.6 million, respectively, received as settlement credits as reimbursement of free rent periods. Please see the Glossary for our definitions of Initial Weighted Average Cash Yield and Cash Income.
(4)Non-wholly owned represents investments not 100% owned by Realty Income.
(5)For the nine months ended September 30, 2025, includes an investment in a loan for a development project.
(6)For the three months ended September 30, 2025, includes investments in senior secured notes issued by existing clients. For the nine months ended September 30, 2025, includes two mortgage loans in addition to those senior secured notes.
(7)Represents approximate percentage of annualized cash income generated by investments from Investment Grade Clients at the date of acquisition. Please see the Glossary for our definition of Investment Grade Clients.

Same Store Rental Revenue
The following summarizes our same store rental revenue for 14,482 properties under lease for the three and nine months ended September 30, 2025, respectively (dollars in millions):

	Three months ended September 30,		Nine months ended September 30,		% Increase
	2025	2024	2025	2024	Three Months	Nine Months
Same Store Rental Revenue	$1,162.3	$1,146.9	$3,477.3	$3,432.7	1.3%	1.3%
For purposes of comparability, Same Store Rental Revenue is presented on a constant currency basis using the applicable exchange rate as of September 30, 2025. Same Store Rental Revenue also includes our pro-rata share of rental revenue from properties owned by unconsolidated joint ventures and amounts attributable to noncontrolling interests based on their respective ownership percentages. Beginning with the second quarter of 2024, properties acquired through our merger with Spirit Realty Capital, Inc. (“Spirit”) were considered under each element of our Same Store Pool criteria, except for the requirement that the property be owned for the full comparative period. If the property was owned by Spirit or Realty Income for the full comparative period and each of the other criteria were met, the property was included in our Same Store Pool. Please see the Glossary to see definitions of our Same Store Pool and Same Store Rental Revenue.
Property Dispositions
The following summarizes our property dispositions (dollars in millions):

	Three months ended September 30, 2025	Nine months ended September 30, 2025
Properties sold	140	268
Net sales proceeds	$214.8	$424.2
Gain on sales of real estate	$49.1	$110.2
Liquidity and Capital Markets
Liquidity
As of September 30, 2025, we had $3.5 billion of liquidity, which consists of cash and cash equivalents of $417.2 million, unsettled ATM forward equity of $864.2 million, and $2.2 billion of availability under our $4.0 billion revolving credit facilities (excluding availability under our $1.38 billion fund credit facility), net of $1.3 billion of borrowing on the revolving credit facilities and after deducting $469.4 million in borrowings under our commercial paper programs. We use our revolving credit facilities as a liquidity backstop for the repayment of the notes issued under our commercial paper programs.
Capital Raising
During the three months ended September 30, 2025, we raised $322.7 million of proceeds from the sale of common stock at a weighted average price of $57.54 per share, primarily through the sale of approximately 5.6 million shares of common stock pursuant to forward sale agreements through our ATM program. As of November 3, 2025, there were approximately 17.7 million shares of unsettled common stock subject to forward sale agreements through our ATM program, representing approximately $1.0 billion in expected net proceeds and a weighted average initial gross price of $58.27 per share. ATM net sale proceed amounts assume full physical settlement of all outstanding shares of common stock, subject to such forward sale agreements and certain assumptions made with respect to settlement dates.
In October 2025, we issued $400.0 million of 3.950% senior unsecured notes due February 2029, and $400.0 million of 4.500% senior unsecured notes due February 2033. Combined, the notes have a weighted average tenor of approximately 5.3 years and a weighted average yield to maturity of 4.414%.

Guidance
Summarized below are approximate estimates of the key components of our 2025 earnings guidance:

	Revised 2025 Guidance	Prior 2025 Guidance(1)	YTD Actuals at September 30, 2025
Net income per share(2)	$1.27 - $1.29	$1.29 - $1.33	$0.84
Real estate depreciation per share	$2.71	$2.72	$2.09
Other adjustments per share(3)	$0.27	$0.23	$0.26
AFFO per share(4)	$4.25 - $4.27	$4.24 - $4.28	$3.19
Same store rent growth	Approx 1.0%	Approx 1.0%	1.3%
Occupancy	Approx 98.5%	Over 98%	98.7%
Cash G&A expenses (% of total revenue)(5)(6)	3.1% - 3.3%	Approx 3.0%	3.2%
Property expenses (non-reimbursements) (% of total revenue)(5)	Approx 1.5%	1.4% - 1.7%	1.6%
Income tax expenses	$80 - $90 million	$80 - $90 million	$64 million
Investment volume	Approx $5.5 billion	Approx $5.0 billion	$3.9 billion

(1) As issued on August 6, 2025.
(2) Net income per share excludes future impairment and foreign currency or derivative gains or losses due to the inherent unpredictability of forecasting these items.
(3) Includes net adjustments for gains or losses on sales of properties, impairments, and merger, transaction, and other non-recurring costs.
(4) AFFO per share excludes merger, transaction, and other costs, net.
(5) Cash G&A represents 'General and administrative' expenses as presented in our consolidated statements of income and comprehensive income, less share-based compensation costs. Total revenue excludes client reimbursements.

(6) G&A expenses inclusive of stock-based compensation expense as a percentage of rental revenue, excluding reimbursements, is expected to be approximately 3.5% - 3.8% in 2025.

Conference Call Information
In conjunction with the release of our operating results, we will host a conference call on November 3, 2025 at 2:00 p.m. PST to discuss the operating results. To access the conference call, dial (833) 816-1264 (United States) or (412) 317-5632 (International). When prompted, please ask for the Realty Income conference call.
A telephone replay of the conference call can also be accessed by calling (877) 344-7529 (United States) or (412) 317-0088 (International) and entering the conference ID 8824762. The telephone replay will be available through November 10, 2025.
A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page at www.realtyincome.com. A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. No access code is required for this replay.
Supplemental Materials
Supplemental Operating and Financial Data for the three and nine months ended September 30, 2025 is available on our corporate website at www.realtyincome.com/investors/quarterly-and-annual-results.
About Realty Income
Realty Income (NYSE: O), an S&P 500 company, is real estate partner to the world's leading companies®. Founded in 1969, we serve our clients as a full-service real estate capital provider. As of September 30, 2025, we have a portfolio of over 15,500 properties in all 50 U.S. states, the U.K., and seven other countries in Europe. We are known as “The Monthly Dividend Company®” and have a mission to invest in people and places to deliver dependable monthly dividends that increase over time. Since our founding, we have declared 664 consecutive monthly dividends and are a member of the S&P 500 Dividend Aristocrats® index for having increased our dividend for over 30 consecutive years. Additional information about the company can be found at www.realtyincome.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words “estimated,” “anticipated,” “expect,” “believe,” “intend,” “continue,” “should,” “may,” “likely,” “plans,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of our business and portfolio including management thereof; our platform; growth strategies, investment pipeline and intentions to acquire or dispose of properties (including geographies, timing, partners, clients and terms); re-leases, re-development and speculative development of properties and expenditures related thereto; operations and results; the announcement of operating results, strategy, plans, and the intentions of management; guidance; our share repurchase program; settlement of shares of common stock sold pursuant to forward sale confirmations under our ATM program; dividends, including the amount, timing and payments of dividends; and macroeconomic and other business trends, including interest rates and trends in the market for long-term leases of freestanding, single-client properties. Forward-looking statements are subject to risks, uncertainties, and assumptions about us, which may cause our actual future results to differ materially from expected results. Some of the factors that could cause actual results to differ materially are, among others, our continued qualification as a real estate investment trust; general domestic and foreign business, economic, or financial conditions; competition; fluctuating interest and currency rates; inflation and its impact on our clients and us; access to debt and equity capital markets and other sources of funding (including the terms and partners of such funding); volatility and uncertainty in the credit and financial markets; other risks inherent in the real estate business including our clients' solvency, client defaults under leases, increased client bankruptcies, potential liability relating to environmental matters, illiquidity of real estate investments (including rights of first refusal or rights of first offer), and potential damages from natural disasters; impairments in the value of our real estate assets; volatility and changes in domestic and foreign laws and the application, enforcement or interpretation thereof (including with respect to tax laws and rates); property ownership through co-investment ventures, funds, joint ventures, partnerships and other arrangements which, among other things, may transfer or limit our control of the underlying investments; epidemics or pandemics; the loss of key personnel; the outcome of any legal proceedings to which we are a party or which may occur in the future; acts of terrorism and war; and the anticipated benefits from mergers, acquisitions, co-investment ventures, funds, joint ventures, partnerships and other arrangements; and those additional risks and factors discussed in our reports filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements are not guarantees of future plans and performance and speak only as of the date of this press release. Past operating results and performance are provided for informational purposes and are not a guarantee of future results. There can be no assurance that historical trends will continue. Actual plans and operating results may differ materially from what is expressed or forecasted in this press release and forecasts made in the forward-looking statements discussed in this press release might not materialize. We do not undertake any obligation to update forward-looking statements or publicly release the results of any forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Relations:
Jonathan Pong
Executive Vice President, CFO and Treasurer
+1 858 284 5177
jpong@realtyincome.com

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
REVENUE
Rental (including reimbursements) (1)	$1,386,502	$1,271,153	$4,037,747	$3,764,050
Other	84,050	59,762	223,688	166,793
Total revenue	1,470,552	1,330,915	4,261,435	3,930,843
EXPENSES
Depreciation and amortization	631,981	602,339	1,888,765	1,788,973
Interest	294,482	261,261	846,680	748,806
Property (including reimbursements)	106,621	92,154	320,724	281,366
General and administrative	55,039	41,869	148,412	127,781
Provisions for impairment	86,972	96,920	346,924	282,867
Merger, transaction, and other costs, net	13,343	8,610	13,953	105,468
Total expenses	1,188,438	1,103,153	3,565,458	3,335,261
Gain on sales of real estate	49,107	50,563	110,210	92,290
Foreign currency and derivative (loss) gain, net	(2,818)	(1,672)	(9,751)	2,885
Equity in earnings of unconsolidated entities	3,080	5,087	10,706	5,440
Other income, net	10,015	4,739	24,551	16,293
Income before income taxes	341,498	286,479	831,693	712,490
Income taxes	(23,824)	(15,355)	(63,546)	(46,499)
Net income	317,674	271,124	768,147	665,991
Net income attributable to noncontrolling interests	(1,903)	(1,639)	(5,642)	(4,831)
Net income attributable to the Company	315,771	269,485	762,505	661,160
Preferred stock dividends	—	(2,588)	—	(7,763)
Excess of redemption value over carrying value of preferred shares redeemed	—	(5,116)	—	(5,116)
Net income available to common stockholders	$315,771	$261,781	$762,505	$648,281
Funds from operations available to common stockholders (FFO)	$981,050	$854,926	$2,874,453	$2,569,742
Normalized funds from operations available to common stockholders (Normalized FFO)	$994,393	$863,536	$2,888,406	$2,675,210
Adjusted funds from operations available to common stockholders (AFFO)	$991,988	$915,572	$2,889,195	$2,699,517
Amounts available to common stockholders per common share:
Net income per common share, basic and diluted	$0.35	$0.30	$0.84	$0.75
FFO per common share, basic and diluted	$1.07	$0.98	$3.18	$2.99
Normalized FFO per common share:
Basic	$1.09	$0.99	$3.20	$3.12
Diluted	$1.09	$0.99	$3.19	$3.11
AFFO per common share:
Basic	$1.09	$1.05	$3.20	$3.14
Diluted	$1.08	$1.05	$3.19	$3.14
Cash dividends paid per common share	$0.8070	$0.7890	$2.4085	$2.3350
(1) Includes client reimbursements of $82.5 million and $74.3 million for the three months ended September 30, 2025 and 2024, respectively, and $257.3 million and $227.6 million for the nine months ended September 30, 2025 and 2024, respectively; reserves to rental revenue, exclusive of non-cash reserves, of $4.0 million and $7.0 million for the three months ended September 30, 2025 and 2024, respectively, and $21.1 million and $16.2 million for the nine months ended September 30, 2025 and 2024, respectively.

FUNDS FROM OPERATIONS (FFO) AND NORMALIZED FUNDS FROM OPERATIONS (Normalized FFO)
(in thousands, except per share amounts) (unaudited)

FFO and Normalized FFO are non-GAAP financial measures. Please see the Glossary for our definitions and explanations of how we utilize these metrics.

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024

Net income available to common stockholders	$315,771	$261,781	$762,505	$648,281
Depreciation and amortization	631,981	602,339	1,888,765	1,788,973
Depreciation of furniture, fixtures and equipment	(711)	(672)	(1,853)	(1,905)
Provisions for impairment of real estate	75,391	33,151	315,063	208,552
Gain on sales of real estate	(49,107)	(50,563)	(110,210)	(92,290)
Proportionate share of adjustments for unconsolidated entities	9,003	9,652	24,343	20,706
FFO adjustments allocable to noncontrolling interests	(1,278)	(762)	(4,160)	(2,575)
FFO available to common stockholders	$981,050	$854,926	$2,874,453	$2,569,742
FFO allocable to dilutive noncontrolling interests	2,346	1,467	7,188	4,402
Diluted FFO	$983,396	$856,393	$2,881,641	$2,574,144

FFO available to common stockholders	$981,050	$854,926	$2,874,453	$2,569,742
Merger, transaction, and other costs, net (1)	13,343	8,610	13,953	105,468
Normalized FFO available to common stockholders	$994,393	$863,536	$2,888,406	$2,675,210
Normalized FFO allocable to dilutive noncontrolling interests	2,346	1,467	7,188	4,402
Diluted Normalized FFO	$996,739	$865,003	$2,895,594	$2,679,612

FFO per common share, basic and diluted	$1.07	$0.98	$3.18	$2.99
Normalized FFO per common share:
Basic	$1.09	$0.99	$3.20	$3.12
Diluted	$1.09	$0.99	$3.19	$3.11
Distributions paid to common stockholders	$737,859	$687,144	$2,177,133	$1,999,858
FFO after distributions	$243,191	$167,782	$697,320	$569,884
Normalized FFO after distributions	$256,534	$176,392	$711,273	$675,352
Weighted average number of common shares used for FFO and Normalized FFO:
Basic	913,949	870,665	902,935	858,679
Diluted	917,869	873,974	906,692	861,300
(1)During the three and nine months ended September 30, 2025, we incurred $13.3 million and $14.0 million, respectively, of merger, transaction, and other costs, consisting primarily of placement fees incurred in fundraising for the U.S. Private Fund Business.

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(in thousands, except per share amounts) (unaudited)

AFFO is a non-GAAP financial measure. Please see the Glossary for our definition and an explanation of how we utilize this metric.

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Net income available to common stockholders	$315,771	$261,781	$762,505	$648,281
Cumulative adjustments to calculate Normalized FFO (1)	678,622	601,755	2,125,901	2,026,929
Normalized FFO available to common stockholders	994,393	863,536	2,888,406	2,675,210
Debt-related non-cash items:
Amortization of net debt discounts and deferred financing costs	9,138	4,861	24,028	9,861
Amortization of acquired interest rate swap value (2)	2,251	3,711	9,517	10,225
Capital expenditures from operating properties:
Leasing costs and commissions	(1,754)	(2,841)	(4,619)	(5,897)
Recurring capital expenditures	(42)	(151)	(282)	(203)
Other non-cash items:
Non-cash change in allowance for credit losses	11,581	63,769	31,861	74,315
Amortization of share-based compensation	7,719	6,401	21,728	22,920
Straight-line rent and expenses, net	(43,474)	(43,930)	(117,512)	(136,377)
Amortization of above and below-market leases, net	10,462	12,973	32,075	41,053
Deferred tax expense	3,829	—	4,138	—
Proportionate share of adjustments for unconsolidated entities	(650)	(2,152)	(2,291)	(1,770)
Excess of redemption value over carrying value of preferred shares redeemed	—	5,116	—	5,116
Other adjustments (3)	(1,465)	4,279	2,146	5,064
AFFO available to common stockholders	$991,988	$915,572	$2,889,195	$2,699,517
AFFO allocable to dilutive noncontrolling interests	2,331	1,467	7,133	4,413
Diluted AFFO	$994,319	$917,039	$2,896,328	$2,703,930
AFFO per common share:
Basic	$1.09	$1.05	$3.20	$3.14
Diluted	$1.08	$1.05	$3.19	$3.14
Distributions paid to common stockholders	$737,859	$687,144	$2,177,133	$1,999,858
AFFO after distributions	$254,129	$228,428	$712,062	$699,659
Weighted average number of common shares used for AFFO:
Basic	913,949	870,665	902,935	858,679
Diluted	917,869	873,974	906,692	861,300
(1)See Normalized FFO calculations on page 10 for reconciling items.
(2)Includes the amortization of the purchase price allocated to interest rate swaps acquired in the Spirit merger.
(3)Includes non-cash foreign currency losses (gains) from remeasurement to USD, mark-to-market adjustments on investments and derivatives that are non-cash in nature, obligations related to financing lease liabilities, and adjustments allocable to noncontrolling interests.

HISTORICAL FFO AND AFFO
(in thousands, except per share amounts) (unaudited)

For the three months ended September 30,	2025	2024	2023	2022	2021
Net income available to common stockholders	$315,771	$261,781	$233,473	$219,567	$134,996
Depreciation and amortization, net of furniture, fixtures and equipment	631,270	601,667	494,749	418,505	198,602
Provisions for impairment of real estate	75,391	33,151	16,808	1,650	11,011
Gain on sales of real estate	(49,107)	(50,563)	(7,572)	(42,883)	(12,094)
Proportionate share of adjustments for unconsolidated entities	9,003	9,652	—	717	—
FFO adjustments allocable to noncontrolling interests	(1,278)	(762)	(1,312)	(402)	(180)
FFO available to common stockholders	$981,050	$854,926	$736,146	$597,154	$332,335
Merger, transaction, and other costs, net	13,343	8,610	2,884	3,746	16,783
Normalized FFO available to common stockholders	$994,393	$863,536	$739,030	$600,900	$349,118
FFO per diluted share	$1.07	$0.98	$1.04	$0.97	$0.85
Normalized FFO per diluted share	$1.09	$0.99	$1.04	$0.97	$0.89
AFFO available to common stockholders	$991,988	$915,572	$721,370	$603,566	$356,837
AFFO per diluted share	$1.08	$1.05	$1.02	$0.98	$0.91
Cash dividends paid per common share	$0.8070	$0.7890	$0.7665	$0.7425	$0.7065
Weighted average diluted shares outstanding - FFO, Normalized FFO, and AFFO	917,869	873,974	711,338	619,201	392,514

For the nine months ended September 30,	2025	2024	2023	2022	2021
Net income available to common stockholders	$762,505	$648,281	$653,904	$642,143	$355,415
Depreciation and amortization, net of furniture, fixtures and equipment	1,886,912	1,787,068	1,417,665	1,230,737	563,932
Provisions for impairment of real estate	315,063	208,552	59,801	16,379	30,977
Gain on sales of real estate	(110,210)	(92,290)	(19,675)	(93,611)	(35,396)
Proportionate share of adjustments for unconsolidated entities	24,343	20,706	(465)	12,812	—
FFO adjustments allocable to noncontrolling interests	(4,160)	(2,575)	(2,808)	(1,075)	(511)
FFO available to common stockholders	$2,874,453	$2,569,742	$2,108,422	$1,807,385	$914,417
Merger, transaction, and other costs, net	13,953	105,468	4,532	12,994	30,081
Normalized FFO available to common stockholders	$2,888,406	$2,675,210	$2,112,954	$1,820,379	$944,498
FFO per diluted share	$3.18	$2.99	$3.09	$2.99	$2.41
Normalized FFO per diluted share	$3.19	$3.11	$3.10	$3.01	$2.49
AFFO available to common stockholders	$2,889,195	$2,699,517	$2,043,836	$1,767,392	$1,002,706
AFFO per diluted share	$3.19	$3.14	$2.99	$2.92	$2.64
Cash dividends paid per common share	$2.4085	$2.3350	$2.2830	$2.2230	$2.1150
Weighted average diluted shares outstanding - FFO, Normalized FFO and AFFO	906,692	861,300	683,925	605,958	379,873

ADJUSTED EBITDAre
(dollars in thousands) (unaudited)

Adjusted EBITDAre, Annualized Adjusted EBITDAre, Pro Forma Adjusted EBITDAre, Annualized Pro Forma Adjusted EBITDAre, Net Debt/Annualized Adjusted EBITDAre, and Net Debt/Annualized Pro Forma Adjusted EBITDAre are non-GAAP financial measures. Please see the Glossary for our definition and an explanation of how we utilize these metrics.

	Three months ended September 30,
	2025		2024
Net income	$317,674		$271,124
Interest	294,482		261,261
Income taxes	23,824		15,355
Depreciation and amortization	631,981		602,339
Provisions for impairment	86,972		96,920
Merger, transaction, and other costs, net	13,343		8,610
Gain on sales of real estate	(49,107)		(50,563)
Foreign currency and derivative loss, net	2,818		1,672
Proportionate share of adjustments from unconsolidated entities	19,692		20,340
Quarterly Adjusted EBITDAre	$1,341,679		$1,227,058
Annualized Adjusted EBITDAre (1)	$5,366,716		$4,908,232
Annualized Pro Forma Adjustments	$17,724		$29,347
Annualized Pro Forma Adjusted EBITDAre	$5,384,440		$4,937,579
Total debt per the consolidated balance sheet, excluding deferred financing costs and net discounts	$28,678,459		$26,437,045
Proportionate share of unconsolidated entities debt, excluding deferred financing costs	659,190		659,190
Less: Cash and cash equivalents	(417,173)		(396,956)
Net Debt (2)	$28,920,476		$26,699,279
Net Debt/Annualized Adjusted EBITDAre	5.4	x	5.4	x
Net Debt/Annualized Pro Forma Adjusted EBITDAre	5.4	x	5.4	x
(1) We calculate Annualized Adjusted EBITDAre by multiplying the Quarterly Adjusted EBITDAre by four.
(2) Net Debt is total debt per our consolidated balance sheets, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents.

The Annualized Pro Forma Adjustments, which include transaction accounting adjustments in accordance with U.S. GAAP, consist of adjustments to incorporate Adjusted EBITDAre from investments we acquired or stabilized during the applicable quarter and Adjusted EBITDAre from investments we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable period. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The Annualized Pro Forma Adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes. The following table summarizes our Annualized Pro Forma Adjustments related to our Annualized Pro Forma Adjusted EBITDAre calculation for the periods indicated below (in thousands):

	Three months ended September 30,
	2025	2024
Annualized pro forma adjustments from investments acquired or stabilized	$56,951	$32,378
Annualized pro forma adjustments from investments disposed	(39,227)	(3,031)
Annualized Pro Forma Adjustments	$17,724	$29,347

Adjusted Free Cash Flow
(in thousands) (unaudited)

Adjusted Free Cash Flow and Annualized Adjusted Free Cash Flow are non-GAAP financial measures. Please see the Glossary for our definition and an explanation of how we utilize these metrics.

	Nine months ended September 30,
	2025	2024
Net cash provided by operating activities	$2,791,320	$2,601,313
Changes in net working capital	62,233	(3,867)
Capital expenditures (1)	(57,716)	(56,135)
Distributions paid to common stockholders	(2,177,133)	(1,999,858)
Distributions paid to preferred stockholders	—	(7,763)
Merger, transaction, and other costs, net (2)	13,953	80,717
Adjusted Free Cash Flow	$632,657	$614,407
Annualized Adjusted Free Cash Flow	$843,543	$819,209
(1) Excludes capital expenditures which directly generate incremental rental revenue on our leases.
(2) Excludes share-based compensation costs recognized in merger, transaction, and other costs, net during the nine months ended September 30, 2024.
Reconciliation of Same Store Rental Revenue to Rental Revenue (Including Reimbursements)
(in thousands) (unaudited)

Same store rental revenue is a non-GAAP financial measure. Please see the Glossary for our definition and an explanation of how we utilize this metric.

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Rental revenue (including reimbursements)	$1,386,502	$1,271,153	$4,037,747	$3,764,050
Constant currency adjustment (1)	241	7,019	27,152	29,354
Straight-line rent and other non-cash adjustments	(8,754)	(7,507)	(19,199)	(18,201)
Contractually obligated reimbursements by our clients	(85,980)	(77,136)	(266,386)	(235,307)
Revenue from excluded properties (2)	(128,281)	(74,186)	(342,323)	(196,784)
Other excluded revenue (3)	(28,516)	170	(38,494)	(15,890)
Add: Spirit rental revenue (4)	—	—	—	48,560
Revenue from unconsolidated entities (5)	28,707	28,961	83,577	61,714
Revenue attributable to noncontrolling interests (6)	(1,593)	(1,582)	(4,806)	(4,814)
Same Store Rental Revenue	$1,162,326	$1,146,892	$3,477,268	$3,432,682
(1)For purposes of comparability, Same Store Rental Revenue is presented on a constant currency basis using the applicable exchange rate as of September 30, 2025.
(2)Please see the Glossary for our definitions of Same Store Pool and Same Store Rental Revenue.
(3)"Other excluded revenue" primarily consists of reimbursements related to lease termination fees and other settlement income.
(4)Amounts for the nine months ended September 30, 2024 represent rental revenue from Spirit properties, which were not included in our financial statements prior to the close of the merger with Spirit on January 23, 2024.
(5)Represents our pro-rata share of rental revenue from properties owned by unconsolidated joint ventures.
(6)Represents the portion of rental revenue attributable to noncontrolling interest based on their pro-rata ownership.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts) (unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Real estate held for investment, at cost:
Land	$18,126,781	$17,320,520
Buildings and improvements	42,921,102	40,974,535
Total real estate held for investment, at cost	61,047,883	58,295,055
Less accumulated depreciation and amortization	(8,460,230)	(7,381,083)
Real estate held for investment, net	52,587,653	50,913,972
Real estate and lease intangibles held for sale, net	174,996	94,979
Cash and cash equivalents	417,173	444,962
Accounts receivable, net	1,006,716	877,668
Lease intangible assets, net	5,858,799	6,322,992
Goodwill	4,932,199	4,932,199
Investment in unconsolidated entities	1,234,092	1,229,699
Other assets, net	5,067,354	4,018,568
Total assets	$71,278,982	$68,835,039

LIABILITIES AND EQUITY
Distributions payable	$250,611	$238,045
Accounts payable and accrued expenses	930,260	759,416
Lease intangible liabilities, net	1,528,256	1,635,770
Other liabilities	937,877	923,128
Revolving credit facilities and commercial paper	1,915,492	1,130,201
Term loans, net	1,636,711	2,358,417
Mortgages payable, net	38,091	80,784
Notes payable, net	24,781,463	22,657,592
Total liabilities	$32,018,761	$29,783,353
Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 1,300,000 shares authorized, 919,893 and 891,511 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	$49,034,023	$47,451,068
Distributions in excess of net income	(10,075,749)	(8,648,559)
Accumulated other comprehensive income	92,323	38,229
Total stockholders’ equity	$39,050,597	$38,840,738
Noncontrolling interests	209,624	210,948
Total equity	$39,260,221	$39,051,686
Total liabilities and equity	$71,278,982	$68,835,039

GLOSSARY
Adjusted EBITDAre. The National Association of Real Estate Investment Trusts (Nareit) established an EBITDA metric for real estate companies (i.e., EBITDA for real estate, or EBITDAre) it believed would provide investors with a consistent measure to help make investment decisions among certain REITs. Our definition of “Adjusted EBITDAre” is generally consistent with the Nareit definition, other than our adjustment to remove foreign currency and derivative gain and loss and merger, transaction, and other costs, net. We define Adjusted EBITDAre, a non-GAAP financial measure, for the most recent quarter as earnings (net income) before (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) provisions for impairment, (v) merger, transaction, and other costs, net, (vi) gain on sales of real estate, (vii) foreign currency and derivative gain and loss, net, and (viii) our proportionate share of adjustments from unconsolidated entities. Our Adjusted EBITDAre may not be comparable to Adjusted EBITDAre reported by other companies or as defined by Nareit, and other companies may interpret or define Adjusted EBITDAre differently than we do. Management believes Adjusted EBITDAre to be a meaningful measure of a REIT’s performance because it provides a view of our operating performance, analyzes our ability to meet interest payment obligations before the effects of income tax, depreciation and amortization expense, provisions for impairment, gain on sales of real estate and other items, as defined above, that affect comparability, including the removal of non-recurring and non-cash items that industry observers believe are less relevant to evaluating the operating performance of a company. In addition, EBITDAre is widely followed by industry analysts, lenders, investors, rating agencies, and others as a means of evaluating the operational cash generating capacity of a company prior to servicing debt obligations. Management also believes the use of an annualized quarterly Adjusted EBITDAre metric is meaningful because it represents our current earnings run rate for the period presented. The ratio of our total debt to our annualized quarterly Adjusted EBITDAre is also used to determine vesting of performance share awards granted to our executive officers. Adjusted EBITDAre should be considered along with, but not as an alternative to, net income as a measure of our operating performance.
Adjusted Free Cash Flow, a non-GAAP financial measure, is defined as net cash provided by operating activities, less certain capital expenditures, dividends paid, merger, transaction, and other costs, net, and changes in net working capital. The Company updated its definition of Adjusted Free Cash Flow in the first quarter 2025 and all periods were recast to reflect the change. We believe adjusted free cash flow to be a useful liquidity measure for us and our investors by helping to evaluate our ability to generate cash beyond what is needed to fund capital expenditures, debt service and other obligations. Notwithstanding cash on hand and incremental borrowing capacity, adjusted free cash flow reflects our ability to grow our business through investments and acquisitions, as well as our ability to return cash to shareholders through dividends. Adjusted free cash flow is not considered under generally accepted accounting principles to be a primary measure of an entity’s residual cash flow available for discretionary spending, and accordingly should not be considered an alternative to operating income, net income, or amounts shown in our consolidated statements of cash flows.
Annualized Adjusted Free Cash Flow, a non-GAAP financial measure, is calculated by annualizing Adjusted Free Cash Flow.
Adjusted Funds From Operations (AFFO), a non-GAAP financial measure, is defined as FFO adjusted for unique revenue and expense items, which we believe are not as pertinent to the measurement of our ongoing operating performance. Most companies in our industry use a similar measurement to AFFO, but they may use the term "CAD" (for Cash Available for Distribution) or "FAD" (for Funds Available for Distribution). We believe AFFO provides useful information to investors because it is a widely accepted industry measure of the operating performance of real estate companies used by the investment community. In particular, AFFO provides an additional measure to compare the operating performance of different REITs without having to account for differing depreciation assumptions and other unique revenue and expense items which are not pertinent to measuring a particular company’s ongoing operating performance. Therefore, we believe that AFFO is an appropriate supplemental performance metric, and that the most appropriate GAAP performance metric to which AFFO should be reconciled is net income available to common stockholders.
Annualized Adjusted EBITDAre, a non-GAAP financial measure, is calculated by annualizing Adjusted EBITDAre.
Annualized Base Rent of our acquisitions and properties under development is the monthly aggregate cash amount charged to clients, inclusive of monthly base rent receivables, as of the balance sheet date, multiplied by 12, excluding percentage rent, interest income on loans and preferred equity investments, and including our pro rata share of such revenues from properties owned by unconsolidated joint ventures. We believe total annualized base rent is a useful supplemental operating measure, as it excludes entities that were no longer owned at the balance sheet date and includes the annualized rent from properties acquired during the quarter. Total annualized base rent has not been reduced to reflect reserves recorded as reductions to GAAP rental revenue in the periods presented.
Annualized Pro Forma Adjusted EBITDAre, a non-GAAP financial measure, is defined as Adjusted EBITDAre, which includes transaction accounting adjustments in accordance with U.S. GAAP, adjusted to incorporate Adjusted EBITDAre from investments we acquired or stabilized during the applicable quarter and Adjusted EBITDAre from investments we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable quarter. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The annualized pro forma adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes and bonds.
Cash Income represents expected rent for real estate acquisitions as well as rent to be received upon completion of the properties under development. For unconsolidated entities, this represents our pro rata share of the cash income. For loans receivable and preferred equity investments, this represents earned interest income and preferred dividend income, respectively.
Funds From Operations (FFO), a non-GAAP financial measure, consistent with the Nareit definition, is net income available to common stockholders, plus depreciation and amortization of real estate assets, plus provisions for impairments of depreciable real estate assets, and reduced by gain on property sales. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered measures of liquidity, of our ability to make cash distributions, or of our ability to pay interest payments. We consider FFO to be an appropriate supplemental measure of a REIT’s operating performance as it is based on a net income analysis of property portfolio performance that adds back items such as depreciation and impairments for FFO. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT using historical accounting for depreciation could be less informative. The use of FFO is recommended by the REIT industry as a supplemental performance measure. In addition, FFO is used as a measure of our compliance with the financial covenants of our credit facility.
Initial Weighted Average Cash Yield for acquisitions and properties under development is computed as Cash Income for the first twelve months following the acquisition date, divided by the total cost of the property (including all expenses borne by us), and includes our pro-rata share of Cash Income from unconsolidated joint ventures. Initial weighted average cash yield for loans receivable is computed using the Cash Income for the first twelve months following the acquisition date, divided by the total cost of the investment.
Investment Grade Clients are our clients, our clients that are subsidiaries or affiliates of companies, and credit investments secured with a real estate property leased to a tenant, that as of the balance sheet date, have a credit rating of Baa3/BBB- or higher from one of the three major rating agencies (Moody’s/S&P/Fitch).

GLOSSARY (Continued)
Net Debt/Annualized Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents), divided by Annualized Adjusted EBITDAre.
Net Debt/Annualized Pro Forma Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents), divided by Annualized Pro Forma Adjusted EBITDAre.
Normalized Funds from Operations Available to Common Stockholders (Normalized FFO), a non-GAAP financial measure, is FFO excluding merger, transaction, and other costs, net.
Pro-Rata Share represents our proportionate economic ownership of our joint ventures, which is derived by applying our economic ownership percentage of each such joint venture to calculate our proportionate share of the relevant line item information being presented as of the end of the applicable period being presented, and aggregating that information for all such joint ventures. We believe this form of presentation offers insights into the financial performance and condition of our company as a whole, given the significance of our joint ventures that are accounted for either under the equity method or consolidated with the third parties' share included in noncontrolling interest, although the presentation of such information may not accurately depict the legal and economic implications of holding a noncontrolling interest in the joint venture. We do not control the unconsolidated joint ventures in which we are invested for purposes of GAAP and do not represent legal claim to such items.
The operating agreements of the joint ventures may contain provisions that would cause us to receive a different economic percentage of distributions from the joint venture under certain circumstances, such as the amount of capital contributed by each investor and whether any contributions are entitled to priority distributions. Similarly, upon a liquidation of any such joint venture, subject to the applicable terms of the operating agreement of such joint venture, we generally would be entitled to the applicable percentage of residual cash or other assets that remain only after repayment of all liabilities, priority distributions, and initial equity contributions. In addition, the economic interests in any joint venture may be different than our other legal interests or rights in such joint venture.
We provide pro-rata financial information because we believe it assists investors and analysts in estimating our economic interest in our joint ventures when read in conjunction with our reported results under GAAP. Other companies may calculate their proportionate interest differently than we do, limiting the usefulness as a comparative measure. Due to these limitations, the non-GAAP pro-rata financial information should not be considered in isolation or as a substitute for our consolidated financial statements as reported under GAAP.
Same Store Pool, for purposes of determining the properties used to calculate our same store rental revenue, includes all properties that we owned for the entire year-to-date period, for both the current and prior year except for properties during the current or prior year that were: (i) vacant at any time,(ii) under development or redevelopment, or (iii) involved in eminent domain and rent was reduced.
Same Store Rental Revenue excludes straight-line rent, the amortization of above and below-market leases, and reimbursements from clients for recoverable real estate taxes and operating expenses. For purposes of comparability, same store rental revenue is presented on a constant currency basis by applying the exchange rate as of the balance sheet date to base currency rental revenue. We present same store rental revenue on a pro rata basis to account for our share of same store rental revenue related to unconsolidated and consolidated joint ventures. For purposes of comparability, we calculate our pro rata share using our ownership percentage as of September 30, 2025 to same store rental revenue throughout the three and nine month periods in both 2024 and 2025.